                                                                    Exhibit 10.7


                          Sanchez Computer Associates
                              Offer of Employment

Sanchez Computer Associates offers Richard Jefferson (RHJ) employment effective January 1, 1996. With employment, RHJ becomes eligible for the normal employee benefits, policies and responsibilities unless specifically stated herein. This letter details the specifics of RHJ's initial position, the Managing Director Asia Pacific Rim (MD APR) and an officer of the company. This position requires relocation to Jakarta, Indonesia. Expat terms and conditions as presented in the Sanchez Expat Policy document will be followed except as modified with terms presented below.

Term of Position
The terms detailed here are valid for a two year period beginning Jan 1, 1996 and ending Dec. 31, 1997, although nothing herein is to be considered a guarantee of employment. If employment is terminated for reasons other than non performance of duties, RHJ will be paid 3 months severance plus reasonable relocation cost incurred in accordance with the Expat policy. The term may be extended for an additional 2 year period if the APR region is successful. Expat terms and conditions for this additional period will be re-negotiated (Multimatra's contribution to expenses expires after the initial 2 year period) at that time.

Role and Responsibilities
As managing Director of Asia Pacific Rim (MD APR) and an officer of the company, Richard Jefferson will be responsible for all company activities within the region. This region is defined as:
 . Indonesia
 . Thailand
 . Malaysia
 . South Korea
 . Philippines
 . India
 . China
 . Vietnam
 . HongKong
 . Singapore
 . Japan
This position reports to the President of Sanchez, and requires coordination with the management associated with sales, marketing, conversion and support, product development, and accounting/finance.

Compensation
 . Stock
  Fifteen thousand shares of Options vested per option agreement.
 . Salary
  The first year salary will be 140,000 USD per annum. The second year salary will be 140,000 USD less half of the first year,s paid commissions.
 . Commission
  A five percent commission will be paid on revenue generated from this region. This consists of distributor agreement fees and net license fees. The distributor agreement fee is the payment as negotiated in the appropriate International Distributor Agreement that allows the Sanchez products to be distributed in a given geography (Multimatra for Indonesia is 250,000USD). Net license fees are defined as the license amounts as charged on the invoice minus distributor commissions, 118N and cost for redistributed products (such as Mumps, BTS, Crisp, Oracle, etc.). Commissions are paid based upon actual cash/billings received. First year commissions earned may be accelerated forward at the request of RHJ within mutually acceptable terms. Beginning year two, commissions are paid only if region is profitable. Region profitability is calculated using direct expenses only, which include, but are not limited to, cost of Sanchez employees supplying services to the region.

Expat

 .   Initial Payment
    An initial payment of 25,000 USD will be issued.
 .   Moving and Storage
    RHJ and family will move to Jakarta on Dec. 7, 1995. Actual moving expenses and storage expenses include local packing and secure storage ($3,251), transpacific moving and Jakarta unloading services ($7,840), and local storage ($1,800).
 .   Temporary Housing
    RHJ and family will utilize temporary housing in order to locate a house in Jakarta. This will be an apartment at the Borobudor International Jakarta at a rate of $22.50 plus local taxes per two week period. The goal is to locate a house within 6 weeks, but will not exceed 3 months.
 .   Housing
    A two year house rental will be provided in Jakarta. The budget is 5,000USD per month (RHJ will use every effort to find reasonable housing at or below this cost), payable upfront for two years (120,000USD). This cost will be split between Multimatra and Sanchez. When RHJ locates a house (target January 96), Sanchez will pay RHJ one half of the total two year housing allowance, up to 60,000USD, when the amount is to be remitted to the landlord. RHJ will pay Sanchez, beginning in July 96, 1,000USD per month as a housing contribution. RHJ will be solely responsible for all US based housing activities, decisions, costs and revenue.
 .   Transportation and Service
    A monthly allowance for cars and house services of 1,576USD.
 .   Flights to US
    Two round trip tickets for RHJ and immediate family per year (business class when policy changes).
 .   Hypothetical Tax Calculation
    In the calculation of hypothetical taxes, a housing interest deduction will be used based on actual interest incurred. If RHJ sells his home, Sanchez will allow the 1,000USD per month paid to Sanchez as an interest deduction in the hypothetical tax calculation.


Sincerely,


/s/ Michael A. Sanchez                            12/01/95
----------------------                            --------
Michael Sanchez
Chairman and CEO
Sanchez Computer Associates